Exhibit 99.1

comScore Announces Changes to Board of Directors and

Significant Actions to Move Company Forward

•	Special Committee Formed

•	Board Size Reduced to 5 Following Refreshment Efforts

•	Interim CFO Named

•	Company Provides Update on Status of Restatement

•	Proposed Settlement Reached in Multiple Class Action and Derivative Lawsuits

RESTON, VA, September 11, 2017 – comScore, Inc. (OTC: SCOR) announced today a number of significant actions intended to move the Company forward.

Special Committee Formed and Board Realignment

comScore’s Board of Directors has formed a Special Committee composed of two of the recently appointed independent directors: Jacques Kerrest and Sue Riley. In connection with its mandate, the Special Committee unanimously recommended a refreshment of the Board and its membership. Following this recommendation, directors William Engel, Russell Fradin, Lisa Gersh, Mark Harris, William J. Henderson, Ronald J. Korn and Joshua Peirez have each made a determination to depart from the Company’s Board of Directors. As a result of these departures, the size of the Board has been reduced to five and is now composed of the following directors: Gian Fulgoni (Chief Executive Officer), Jacques Kerrest, Bill Livek (President and Executive Vice Chairman), Sue Riley and Brent Rosenthal.

The Special Committee is authorized to oversee the engagement process with Starboard Value LP, a 4.9% stockholder. While the Special Committee is focused on near-term issues facing the Company, it is authorized and intends to undertake a full financial, operating and strategic review of long term opportunities to maximize value for all stockholders.

Sue Riley, the Company’s newly appointed Board Chair, said, “Since joining the Board, the members of the Special Committee have immersed themselves in the challenges and opportunities the Company faces and are working closely with the Company’s management and the other Board members to move the Company forward. The announcements we are making today are strong and positive steps in the right direction. To that end, we are grateful to Messrs. Fradin, Harris, Henderson, Korn and Peirez, to Ms. Gersh and to Mr. Engel, who joined the Board through the Rentrak merger, for their considerable effort.”

King & Spalding is serving as the Special Committee’s legal advisor and Jones Day is serving as the Company’s legal advisor. Goldman Sachs is serving as the Company’s financial advisor.

Appointment of Interim Chief Financial Officer

The Company also announced today that the Board has appointed David Kay, co-founder and managing partner of CrossCountry Consulting LLC (“CrossCountry”), as Interim Chief Financial Officer and Treasurer of the Company, effective immediately. Mr. Kay succeeds

David Chemerow, who resigned as Chief Financial Officer and Treasurer on September 8, 2017 to pursue other opportunities. Mr. Kay will report directly to the CEO, Mr. Fulgoni, and will have responsibility for the Company’s finance and accounting functions until a permanent CFO is appointed. CrossCountry has been providing accounting consulting services to comScore in connection with the Company’s previously announced audit committee investigation, its pending restatements and the audit process since July 2016, and Mr. Kay has been working closely with the Company in that role.

Mr. Kay has over 30 years of public accounting and finance function experience and has served as an executive level CFO for large public and private companies, including J.E. Robert Companies and MuniMae, a board and audit committee member at various public companies, and has consulted on accounting, auditing and SEC- related matters as co-founder and managing partner of CrossCountry. Through his prior leadership roles, Mr. Kay brings to comScore deep expertise in the areas of financial and SEC reporting and internal controls.

“I would like to thank David Chemerow for his contributions since joining comScore last year. After serving as Chief Operating Officer and CFO of Rentrak, he joined us as Chief Revenue Officer following the merger. He was a critical member of our team and we appreciate his willingness to step into the role of CFO at the time that he did. He worked tirelessly and in the best interests of all of our stakeholders. We wish him well in his future endeavors,” stated Fulgoni.

Sue Riley, Chair of comScore’s Board and Audit Committee, commented, “David Kay brings a strong track record of financial accounting and significant public company experience, and will play a key role on our leadership team during the restatement process.”

Riley continued, “In addition, as I spearhead the restatement process in my capacity as Audit Committee chair, I am looking forward to continuing a constructive dialogue with our key stockholders.”

Update on Pending Restatements and Audits

The Company also provided an update with respect to its pending financial statement restatement process. The Company continues to work diligently to complete the restatement process and to regain compliance with its periodic reporting requirements as soon as practicable. While the Company has made substantial progress and has achieved a number of key milestones, the restatement process and related audits have been more complex and time-consuming than previously anticipated. There are several areas that have required significantly more work than originally expected, including determining the adjustments for monetary transactions. The accounting for the Company’s thousands of customer contracts can be complex and the process is compounded by there being a large number of small dollar contracts. Completing this review has required significantly more time than was originally projected.

As the targeted timing for completing the audits and filing the financial reports with the SEC has moved closer to the end of the current year, the Company must also prepare its 2017 financial statements and complete the related audit. Consequently, the Company now intends to complete and file restated financial information for 2013 and 2014 together with audited financial statements for fiscal years 2015, 2016 and 2017 in a consolidated filing with the SEC, the earliest date for which is expected to be in March 2018.

“Our entire team has been working extremely hard to complete the restatement and audit process. We regret the need to extend further the date for filing our restated financials and we share the frustration of our stockholders. However, to ensure the completeness and accuracy of the past four years of financial information we will be reporting and to ensure that we are also able to include audited financial statements for 2017, the Board has determined that additional time is needed. In the meantime, I firmly believe in comScore’s future based on the compelling opportunities we see for organic growth within our existing and new products,” said Fulgoni.

Proposed Settlement of Litigation

comScore also announced that it has successfully reached agreement on proposed settlement terms in several pending class action and derivative legal proceedings.

comScore has reached a proposed settlement, subject to court approval, to settle the consolidated securities class action pending against the Company and certain current and former directors and officers of the Company in Fresno County Employees’ Retirement Association, et. al. v comScore, Inc., et. al, in the U.S. District Court for the Southern District of New York. Under the terms of the proposed settlement, the stockholders in the class action will receive a total of $27.2 million in cash and $82.8 million in comScore common stock to be issued and contributed by comScore to a settlement fund to resolve all claims asserted against the Company. All of the $27.2 million in cash would be funded by comScore’s insurers. comScore may also fund all or a portion of the $82.8 million with cash in lieu of comScore common stock. The proposed settlement further provides that comScore denies all claims of wrongdoing or liability.

If this proposed settlement is approved by the court, a notice to the class members will be sent with information regarding the allocation and distribution of the settlement fund and instructions on procedures to follow to make a claim on the settlement fund.

“We believe this proposed settlement eliminates the burden of further time, expense and risk related to the class action, allowing the comScore team to focus on the restatement and executing on our operational initiatives for growth,” stated Fulgoni.

comScore also reached another proposed settlement, subject to court approval, to resolve shareholder derivative actions on behalf of the Company pending against certain current and former directors and officers of the Company. Such shareholder derivative actions consist (i) of In re comScore, Inc. Shareholder Derivative Litigation, first filed December 23, 2016 and pending in the U.S. District Court for the Southern District of New York; (ii) In re comScore, Inc. Virginia Shareholder Derivative Litigation, first filed May 12, 2016 and pending in the Fairfax County Circuit Court in Virginia; and (iii) George Assad v. Gian Fulgoni et al., filed April 14, 2017 and pending in the Fairfax County Circuit Court in Virginia. Under the terms of the proposed settlement, comScore would receive a $10 million cash payment, funded by comScore’s insurer. Pursuant to this proposed settlement, comScore has agreed, subject to court approval, to contribute $8 million in comScore common stock toward the payment of attorneys’ fees. comScore has also agreed as part of the proposed settlement to adopt certain corporate governance and compliance terms that were negotiated by derivative plaintiffs’ counsel and comScore.

In addition, comScore previously reached an agreement in principle in April 2017 to settle all claims in the consolidated shareholders litigation designated In re Rentrak Corporation Shareholders Litigation, pending in the Multnomah County Circuit Court in Oregon against the Company, Rentrak Corporation and certain current and former directors and officers of Rentrak. Under the terms of the proposed settlement, the defendants or their insurers agreed to pay the plaintiff class $19 million, of which amount comScore would contribute $1.66 million, or approximately 9 percent. The court granted preliminary approval of the proposed settlement on May 25, 2017. A fairness hearing for final approval of the settlement is scheduled for September 12, 2017.

About comScore

comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, comScore’s data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC:SCOR). For more information on comScore, please visit comscore.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations as to the timeline for completing the Company’s financial re-restatement process and the impact on historical financial information, expectations concerning discussions with Starboard and expectations with respect to the proposed litigation settlements. These statements involve risks and uncertainties that could cause our actual results to differ materially from expectations, including, but not limited to, the difficulty of predicting the timing of the completion of the Company’s financial restatements and related audits, its impact on the Company’s historical financial information, and the timing of the related filings; costs, risks and uncertainties associated with the restatements and audits; costs, risks and uncertainties associated with pending litigation described herein; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters and related litigation; and costs, risks and uncertainties associated with discussions with Starboard. For additional discussion of risk factors, please refer to filings that comScore makes from time to time with the SEC and which are available on the SEC’s website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not intend or undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Press Contact:

Andrew Lipsman

comScore, Inc.

312-775-6510

press@comscore.com

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